EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No’s. 333-120091, 333-144882, 333-150537, 333-154834 and 333-158827) of Microtune, Inc. of our report dated February 22, 2008, with respect to the consolidated financial statements of Microtune, Inc. for the year ended December 31, 2007 included in this Annual Report on Form 10-K.

/s/ ERNST & YOUNG LLP

Dallas, Texas

February 16, 2010